Exhibit 99.1
POPULAR, INC. Contact:
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President

Corporate Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Receives Preliminary Approval to Participate in theU.S. Treasury Department’s
Capital Purchase Program

San Juan, Puerto Rico, November 18, 2008 – Popular, Inc. (the “Corporation”) (NASDAQ: BPOP, BPOPO, BPOPP) today announced that it has received preliminary approval from the U.S. Department of the Treasury (the “Treasury”) to participate in its Capital Purchase Program (“CPP”) under the Troubled Assets Relief Program (“TARP”). As a result, the Corporation expects that Treasury will purchase $950 million newly issued shares of the Corporation’s preferred equity stock.

The Corporation’s participation in the CPP is subject to standard terms and conditions. As a result, the preferred stock will carry a 5% coupon for five years, and a 9% coupon thereafter. In addition, the Treasury will receive warrants to purchase up to $142.5 million of common shares of the Corporation, in accordance with the terms of the TARP’s CPP Term Sheet. These warrants will expire 10 years from issuance. Issuance of the preferred stock and warrants is subject to satisfaction of closing conditions.

The amount of preferred stock to be purchased by the Treasury represents approximately 3% of the Corporation’s consolidated risk weighted assets as of June 30, 2008, which amounted to $32.1 billion.

“This investment further improves the liquidity and capital position of Popular as we strive to meet the needs of our customers and communities in the current challenging economic environment,” said Richard L. Carrión, Chairman of the Board and Chief Executive Officer of the Corporation.

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Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN provides an online platform to raise deposits for BPNA. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 115 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.